EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Electro-Catheter Corporation

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report dated November 12, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited working capital resources, which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial schedules do not include any adjustments that might result from the outcome of that uncertainty.

                                        /s/ KPMG PEAT MARWICK LLP
                                            ---------------------
                                            KPMG Peat Marwick LLP


Short Hills, New Jersey
October 7, 1998